Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOSYS, INC.

MLI MERGER CORPORATION

MAGNALYNX, INC.

AND

THE REPRESENTATIVE OF THE
SHAREHOLDERS OF MAGNALYNX, INC.

Dated as of March 24, 2010

i

(continued)

(continued)

(continued)

INDEX OF DEFINED TERMS

Accounts Payable	23
Accounts Receivable	22
Acquisition Proposal	29
Action	24
Active Founder Claims	36
Active Founders	36
Administaff	18
Adverse Earn-out Determination Notice	8
Affiliate	45
Agreement	1
Applicable Law	3
Articles of Merger	2
Associate	45
Basket Amount	37
Business Day	45
Closing	2
Closing Allocation Schedule	4
Closing Date	2
Closing Debt Payments	3
Closing Merger Consideration	4
Closing Shares Outstanding	4
Code	10
Company	1
Company Effect	4
Company IP	21
Company Material Adverse Effect	4
Company Noteholders	4
Company Notes	4
Company Organizational Documents	4
Company Products	22
Company Shareholders	1
Company Software	22
Company Stock	1
Confidential Information	4
Confidentiality Agreement	28
Consents	13
Consultant Confidentiality Agreements	24
Consultants	23
Contract	17
Damages	38
Disclosure Schedule	4
Dispute Fund Account	9
Dispute Fund Amount	5
Dissenting Shares	7
Earn-out Consideration	5
Earn-out Determination Date	8
Earn-out Period	8
Effective Time	2
Employee Benefit Plans	17
Employee Confidentiality Agreements	23
Employee Employment Agreements	24
Employee Loans	5
End Date	34
Environmental Laws	25
ERISA Affiliate	17
ERISA Affiliate Plans	17
Exclusivity Period	28
Financial Statements	14
Founders’ Agreement	12
GAAP	14
Governmental Authorities	13
Hazardous Substance	24
Holdback Amount	5
Holdback Funds	8
Holdback Period	8
IBCA	1
IDED Loan	5
Indebtedness	5
Indemnification Funds	36
Indemnified Party	30
Indemnifying Shareholders	3
Intellectual Property Rights	22
Iowa Law	1
IRS	16
JAMS	39
Knowledge	45
Knowledge of the Company	45
Leased Premises	17
Legal Requirements	5
Letter of Transmittal	9
Merger	1
Merger Sub	1
Net Merger Consideration	5
Officer’s Certificate	37
Option	5
Option Plan	5
Parent	1
Parent Claim	35
Parent Effect	5
Parent Indemnified Parties	35
Parent Material Adverse Effect	5
Party	1
Per Share Closing Merger Consideration	5

v

Per Share Earn-out Consideration	6
Per Share Holdback Consideration	6
Permits	25
Permitted Encumbrances	16
Permitted Expenses	15
Person	6
Preliminary Allocation Schedule	4
Real Property Leases	17
Reference Balance Sheet	14
Registered IP	22
Related Persons	26
Representative	3
Requisite Shareholder Approval	26
Securities Act	12
Security Interest	13
Severance Payments	6
Surviving Corporation	1
Tax	16
Tax Law	16
Tax Return	16
Taxes	16
Taxing Authority	16
Total Consideration	6
Transaction Documents	3
Transaction Expenses	6
Transfer Taxes	38
Warrants	6

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of March 24, 2010 (this “Agreement”) by and among MoSys, Inc., a Delaware corporation (“Parent”), MLI Merger Corporation, an Iowa corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), MagnaLynx, Inc., an Iowa corporation (the “Company”), and, solely with respect to Sections 1.6, 13, 14 and 16, the Representative (as defined below).  The holders of all of the capital stock of the Company (the “Company Stock”) are collectively referred to as the “Company Shareholders.”  Parent, Merger Sub and the Company are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, the board of directors of the Company has unanimously (i) determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is desirable and in the best interests of the Company and the Company Shareholders, (ii) approved, in accordance with the applicable provisions of the Iowa Business Corporation Act (the “IBCA” or “Iowa Law”) this Agreement and each of the transactions contemplated hereby, including the Merger, and (iii) determined to recommend that the Company Shareholders approve this Agreement and each of the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the Merger is advisable and in the best interests of Merger Sub and (ii) approved, in accordance with the applicable provisions of the IBCA, this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, in furtherance of such combination, the board of directors of Parent, as the sole shareholder of Merger Sub, has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger upon the terms and subject to the conditions set forth herein is desirable and in the best interests of Parent and Merger Sub and (iii) approved, in accordance with the applicable provisions of the IBCA this Agreement and each of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.                             The Merger.

1.1                                 The Merger.  At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Iowa Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2                                 Effective Time; Closing.  Unless this Agreement is earlier terminated pursuant to Section 11, the closing of the transactions contemplated by this Agreement (the

“Closing”) shall take place as soon as reasonably practicable after the satisfaction or waiver of each of the conditions set forth in Sections 6, 7 and 8 below (other than the conditions set forth in Sections 6.2, 7.1, 7.6, 7.11, 8.1, 8.2 and 8.3, which shall be satisfied or waived at the Closing), or at such other time as Parent and the Company shall otherwise agree (the “Closing Date”).  In connection with the Closing, the parties shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of Iowa, as contemplated by the IBCA (the “Articles of Merger”) and make all other filings or recordings required by Iowa Law in connection with the Merger.  The Merger shall be effective upon the later of (a) the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Iowa and (b) such other date and time as may be specified in the Articles of Merger (such later date being referred to as the “Effective Time”).  The Closing shall take place at 10:00 a.m., Pacific Time, on the Closing Date at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

1.3                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Iowa Law, including Section 490.1107 of the IBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                                 Articles of Incorporation; Bylaws; Corporate Records.

(a)                                  Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the IBCA and as provided in such Articles of Incorporation, except that the name of the Surviving Corporation as stated in such Articles of Incorporation shall be “MoSys Iowa, Inc.”

(b)                                 Bylaws.  At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the IBCA and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be “MoSys Iowa, Inc.”

(c)                                  Corporate Records.  At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the minute books, stock record books and, to the extent requested by Parent, all other documents, books, records, agreements and financial data, of the Company.

1.5                                 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.6                                 Appointment of Representative; Agreement Binding on Company Shareholders.  Jeffrey J. May (together with his permitted successors, the “Representative”) is hereby appointed, effective as of the Effective Time, as the representative of each Company Shareholder that does not perfect his, her or its appraisal rights under the IBCA and is otherwise entitled to receive a portion of the Closing Merger Consideration pursuant to Section 2 of this Agreement (the “Indemnifying Shareholders”), and shall be entitled to exercise all or any of the powers, authority and discretion conferred on it under this Agreement (including, without limitation, Sections 13 and 14), and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby (collectively, the “Transaction Documents”).  The Representative agrees to act as, and to undertake the duties and responsibilities of, such representative of the Indemnifying Shareholders.  Each Indemnifying Shareholder, by virtue of having approved and adopted this Agreement shall be deemed to have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Indemnifying Shareholders set forth herein (including, without limitation, Sections 13 and 14).

1.7                                 Shareholder Approval.

(a)                                  As promptly as practicable following the adoption of this Agreement by the Company’s board of directors, the Company, acting through its board of directors, has taken or shall take any and all action necessary or appropriate to secure the Requisite Shareholder Approval (by vote at a duly held meeting or through written consent) in accordance with Iowa Law.  Without limiting the foregoing, the Company shall prepare and deliver to the Company Shareholders all notices, information concerning the Merger and other written materials required to be delivered to the Company Shareholders under Iowa Law in connection with the solicitation of written consents or proxies, as applicable; provided that the Company shall give Parent reasonable opportunity to review and provide comments to such written materials before delivering them to the Company Shareholders.  Such written materials shall contain all material facts concerning the Merger and shall include the recommendation of the board of directors that the Company Shareholders approve the Merger.

(b)                                 Without limiting the Company’s obligations under Section 1.7(a), at the written request of Parent at any time, the Company shall promptly convene a meeting of the Company Shareholders for the purpose of voting on the Merger.

(c)                                  This Agreement and the transactions contemplated hereunder will be deemed to have been approved by the shareholders of the Company upon the Company obtaining written consent of the holders of at least 90% of the outstanding Company Stock approving this Agreement and the transactions contemplated hereunder.

1.8                                 Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Applicable Law” shall mean any Legal Requirements applicable to the Company.

“Closing Debt Payments” shall mean the amounts payable by Parent pursuant to Section 2.7 hereof, as set forth on the Closing Allocation Schedule.

“Closing Merger Consideration” shall mean an amount of cash equal to the Net Merger Consideration, minus the Holdback Amount, minus the Earn-out Amount, and minus the Dispute Fund Amount, in each case calculated as of the Closing Date.

“Closing Allocation Schedule” shall mean a schedule prepared by the Company and delivered to Parent at the Effective Time in substantially the form of Schedule 1.8 attached hereto (Schedule 1.8 is referred to as the “Preliminary Allocation Schedule”) showing, in each case as of the Closing Date, (1) the total number of shares of Company Stock outstanding, (2) the number of shares of Company Stock held by each Company Shareholder and the corresponding pro rata ownership percentage of such Company Shareholder, and the address of such Company Shareholder, (3) the maximum amounts of Closing Merger Consideration, Earn-out Amount and Holdback Amount payable to each Company Shareholder, (4) the amounts due and payable to each Company Noteholder with respect to the Company Notes (based on interest accrued through February 28, 2010), (5) the amount of Severance Payments payable to specified employees of the Company, (6) the amounts of Employee Loans due and payable to each Employee, (7) the amount due and payable under the IDED Loan and (8) a good faith estimate of the amount of Transaction Expenses due and payable.

“Closing Shares Outstanding” shall mean the total number of shares of Company Stock outstanding as of the Closing Date, as set forth on the Closing Allocation Schedule.

“Company Material Adverse Effect” shall mean any change in, event, or effect on the Company (in each case, a “Company Effect”) that, when taken individually or in the aggregate with all other Company Effects, (i) is or are materially adverse in relation to the Company’s financial condition, properties, assets, liabilities, business, operations or prospects, taken as a whole, or (ii) may materially impair the ability of the Company to consummate the transactions contemplated hereby, except to the extent that such Company Effect or Company Effects results from (1) changes in general economic conditions and changes affecting the industry in which the Company operates generally that do not adversely affect the Company to a materially disproportionate degree or (2) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by Parent in writing to be taken by the Company.

“Company Noteholders” shall mean the holders of the Company Notes.

“Company Notes” shall mean those 2005 Convertible Bridge Notes and 2007 Convertible Subordinated Bridge Notes issued by the Company, in each case as amended or extended.

“Company Organizational Documents” shall mean the Company’s Articles of Incorporation and Bylaws.

“Company Stock” shall have the meaning set forth in the preamble of this Agreement.

“Confidential Information” shall mean information or materials classified as confidential under the terms of the Confidentiality Agreement (as defined in Section 5.2(a) this Agreement).

“Disclosure Schedule” shall mean the disclosure schedule supplied by the Company to Parent, dated as of the date of this Agreement and delivered concurrently with the execution of this Agreement by the Company.

“Dispute Fund Amount” shall mean an amount of cash equal to $100,000.

“Dissenting Shares” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Earn-out Amount” shall mean an amount of cash up to $1,000,000, payable in accordance with Section 2.4 hereof.  For purposes of calculating the Closing Merger Consideration under this Section 1.8, the Earn-out Amount shall be deemed to be $1,000,000.

“Employee Loans” shall mean all outstanding loans to the Company by any of the Employees, whether or not evidenced by a promissory note or any other instrument.

“Holdback Amount” shall mean an amount of cash equal to $500,000, subject to adjustment in accordance with Sections 2.5 and 13 hereof.

“IDED Loan” shall mean that certain loan to the Company by the Iowa Department of Economic Development (IDED), repayable by the Company in accordance with the terms of that certain EVA Royalty Agreement dated February 19, 2004 between the Company and IDED.

“Indebtedness” shall mean all liabilities and obligations of the Company, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases, (v) with respect to letters of credit, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, or (vii) in the nature of obligations of the type referred to in clauses (i) through (vi) of any other Person secured by any Security Interest on any asset of the Company.

“Legal Requirements” shall mean any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

“Net Merger Consideration” shall mean the Total Consideration, minus the Closing Debt Payments.

“Option” shall mean any option (including commitments to grant options) to acquire shares of Company Stock, including options granted under the Option Plan, but excluding the Warrants.

“Option Plan” shall mean the Company’s 2003 Stock Option Plan, as amended.

“Parent Material Adverse Effect” shall mean any change in, event, or effect on the Parent or Merger Sub (in each case, a “Parent Effect”) that, when taken individually or in the aggregate with all other Parent Effects, may materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby.

“Per Share Closing Merger Consideration” shall mean the Closing Merger Consideration, divided by the Company Shares Outstanding.

“Per Share Dispute Fund Consideration” shall mean the Dispute Fund Amount, divided by the Company Shares Outstanding.

“Per Share Earn-out Consideration” shall mean the Earn-out Amount, divided by the Company Shares Outstanding.

“Per Share Holdback Consideration” shall mean the Holdback Amount, divided by the Company Shares Outstanding.

“Person” shall mean a person, firm, entity, partnership, association or any business organization or division thereof.

“Severance Payments” shall mean amounts payable to certain employees of the Company upon termination of their employment with the Company, as set forth in the Closing Allocation Schedule.

“Total Consideration” shall mean five million dollars ($5,000,000).

“Transaction Expenses” shall mean any and all reasonable legal, accounting, consulting and other fees and expenses incurred by or on behalf of the Company in connection with this Agreement, the Merger or any of the transactions contemplated hereby, outstanding on the Closing Date.

“Warrants” shall mean any warrants to acquire shares of capital stock of the Company.

SECTION 2.                             Conversion And Exchange Of Securities.

2.1                                 Effect on Capital Stock.

(a)                                  Conversion of Securities.  At the Effective Time and subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Shareholder, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled, extinguished and converted automatically into the right to receive (i) cash in the amount of the Per Share Closing Merger Consideration, plus (ii) an additional amount of cash up to the Per Share Earn-out Consideration, plus (iii) an additional amount of cash up to the Per Share Holdback Consideration, plus (iv) an additional amount of cash up to the Per Share Dispute Fund Consideration.

(b)                                 Cancellation.  From and after the Effective Time, by virtue of the Merger, each share of Company Stock converted pursuant to Section 2.1(a) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the Closing Merger Consideration, Holdback Amount, Earn-out Amount and Dispute Fund Amount payable with respect to such Company Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Stock is a Dissenting Share, the right, if any, to receive payment from the Surviving Corporation of the “fair value” of such Dissenting Share as determined in accordance with the applicable provisions of the IBCA.

(c)                                  Treasury Stock.  Each share of Company Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(d)                                 Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2                                 Dissenting Shares.

(a)                                  Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time that are eligible under the IBCA to exercise appraisal rights and are held by a holder who (a) has not voted or provided written consent in favor of this Agreement and the Merger, (b) exercises and perfects appraisal rights for such shares in accordance with Division XIII of the IBCA and (c) does not effectively withdraw or lose such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive such consideration for Company Stock set forth in Section 2.1(a), but rather such shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the IBCA.  The Company, Parent and the Surviving Corporation shall comply with the requirements of Division XIII of the IBCA.  The Company shall give (i) Parent prompt notice of any written demand for appraisal received by the Company and provide copies of any documents or instruments delivered pursuant to the IBCA and received by the Company and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands.  Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(b)                                 Notwithstanding the provisions of Section 2.2(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the IBCA then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.1(a), without interest, less the withholdable portion of the Holdback Amount, Earn-out Amount and Dispute Funds with respect to such shares (whether or not actually withheld) as set forth in this Section 2, upon surrender of the certificate representing such Dissenting Shares.

(c)                                  Any consideration paid by Parent, the Company or the Surviving Corporation to any Person with respect to any Dissenting Shares pursuant to Division XIII of the IBCA in excess of the consideration that would otherwise be payable pursuant to Section 2 for each such Dissenting Share (such consideration, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Division XIII of the IBCA with respect to any Dissenting Shares shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Indemnification Funds.

2.3                                 Options and Warrants.  The Company shall take all necessary and appropriate action such that each outstanding and unexercised Option and each outstanding and unexercised Warrant shall be terminated at or before the Effective Time.  Without limiting the foregoing, the Company shall obtain written acknowledgements and releases from the holders of Options and Warrants in a form reasonably satisfactory to Parent releasing the Company from any liability in connection with the termination of such Options and Warrants.

2.4                                 Earn-out.

(a)                                  Within 30 days following the date that is 12 months following the Closing Date (the “Earn-out Determination Date”), subject to Section 13.2 of this Agreement, Parent shall pay the Company Shareholders, in accordance with the Closing Allocation Schedule, an amount of cash, if any, equal to the portion of the Earn-out Amount earned during the period between the Closing Date and the Earn-out Determination Date (the “Earn-out Period”), determined in accordance with this Section 2.4.  In the event the Earn-out Amount is not paid by Parent when due, the unpaid portion thereof shall bear interest at the rate of 10% per annum from the due date until the date of payment, except to the extent that the failure to pay any portion of the Earn-out Amount is the result of a good faith dispute concerning the achievement of such portion of the Earn-out Amount under this Section 2.4(a) or an unresolved Parent Claim asserted under Section 13 of this Agreement; provided that Parent agrees to pay any undisputed portions of the Earn-out Amount when due.

(b)                                 The portion of the Earn-out Amount earned by the Surviving Corporation during the Earn-out Period shall be determined as of the Earn-out Determination Date by Parent in good faith in accordance with the terms of Schedule 2.4(b).  In the event Parent determines that any portion of the Earn-out Amount is not payable, Parent shall notify the Representative in writing of such determination within ten (10) Business Days of the corresponding Target Date set forth on Schedule 2.4(b) (an “Adverse Earn-out Determination Notice”).  The Adverse Earn-out Determination Notice shall set forth in reasonable detail the basis and reasons for the adverse Earn-out determination.

(c)                                  Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to provide any and all resources necessary or appropriate to allow achievement of the milestones by the Earn-out Determination Date.

2.5                                 Holdback and Dispute Fund Amount.

(a)                                  The funds constituting the Holdback Amount (the “Holdback Funds”) shall serve as security for the indemnification obligations of the Indemnifying Shareholders under Section 13 hereof, in accordance with the terms of Section 13.  At the end of the 18-month period commencing as of the Closing Date (the “Holdback Period”), Parent shall release any and all remaining Holdback Funds and pay, or cause to be paid, such Holdback Funds to the Indemnifying Shareholders in accordance with the allocation set forth on the Closing Allocation Schedule; provided, however, that the portion of the Holdback Funds, which, in the reasonable judgment of Parent, subject to the objection of the Representative and the subsequent resolution of the matter in the manner provided in Section 13.9, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Representative prior to termination of the Holdback Period with respect to Damages incurred or litigation pending prior to expiration of the Holdback Period, shall continue to be held back until such claims have been finally resolved, or, if earlier, until released in accordance with Section 13.9 below. In the event any portion of the Holdback Funds shall not be paid by Parent when due, the unpaid portion thereof shall bear interest at the rate of 10% per annum from the due date until the date of payment, except to the extent that the failure to pay any portion of the Holdback Funds is the result of a good faith dispute concerning whether (or how much) of such portion is required to be paid hereunder; provided that Parent agrees to pay any undisputed portions of the Holdback Funds when due.

(b)                                 At the Closing, the funds constituting the Dispute Fund Amount shall be paid by Parent by wire transfer into an account identified by the Representative at least two Business Days prior to the Closing (the “Dispute Fund Account”).  The Representative shall have control over the Dispute Fund Account but the Dispute Fund Account will be set up in such a manner as to require the signature of at least one former member of the board of directors of the Company other than the Representative (or an affiliate of the Representative) before any funds may be withdrawn.  At such time as Parent releases all remaining Holdback Funds, the Representative shall cause any and all remaining Dispute Fund Amounts to be paid to the Indemnifying Shareholders in amounts equal to the pro rata portion of such remaining Dispute Fund Amounts to which such Indemnifying Shareholders are entitled.

2.6                                 Closing Payment; Surrender of Certificates.

(a)                                  Surrender Procedures.  On or after the Closing Date, the Surviving Corporation shall mail to each Company Shareholder (i) a letter of transmittal substantially in the form agreed upon by Parent, the Representative and the Company (“Letter of Transmittal”), which shall include, among other things, the agreement of the surrendering Company Shareholders to the appointment of the Representative, the indemnification of the Representative, the payment of expenses of the Representative pursuant to the terms of this Agreement and a release of claims as set forth in Section 15 of this Agreement and (ii) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Company Shareholder in exchange for such Company Shareholder’s pro rata portion of the Closing Merger Consideration and the right to receive future payment of any Earn-out Amount and Holdback Amount.  The payment of the Closing Merger Consideration and any future Earn-out Amount and Holdback Amount with respect to each such certificate is conditioned upon (A) the execution and delivery of the Letter of Transmittal, (B) a representation by the Company Shareholder that such Company Shareholder owns all right, title and interest to all shares of Company Stock registered in the name of such Company Shareholder and (C) the delivery of such certificates related thereto (or an affidavit of loss with respect to such certificates).  As soon as practicable after receipt by Parent of such certificate(s), properly endorsed or otherwise in proper form for transfer, for cancellation (or affidavit, as applicable), together with such duly executed Letter of Transmittal, Parent shall, in exchange therefor, pay to such Company Shareholder the Closing Merger Consideration payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered in accordance with the Closing Allocation Schedule, but without any interest earned thereon, and the certificate(s) so surrendered shall forthwith be canceled.

(b)                                 Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company.  From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law.  After the Effective Time, Parent or the Surviving Corporation shall cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(c)                                  No Liability.  Neither Parent nor the Surviving Corporation shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(d)                                 Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Company Shareholder or any other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Legal Requirement.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or such other Person to whom such amounts would otherwise have been paid.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Shareholder thereof in form reasonably satisfactory to Parent and the execution and delivery of a letter of transmittal in accordance with Section 2.6(a), Parent shall pay such Company Shareholder the applicable Closing Merger Consideration as provided in this Section 2; provided, however, that Parent may, in its reasonable discretion, acting in good faith, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent, against any claim that may be made against Parent or the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(f)                                    Dissenting Shares.  The provisions of this Section 2.6 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.6 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 2.

2.7                                 Payment of Closing Debt Payments.  At or promptly following the Closing, Parent shall pay, or cause to be paid, (a) the total amount due and payable on the Company Notes to the Company Noteholders in accordance with the Closing Allocation Schedule (which reflects the accrual of interest on such Company Notes up to and including February 28, 2010), and (b) the amounts due and payable with respect to (i) the Severance Payments, (ii) the Transaction Expenses, (iii) the Employee Loans and (iv) the IDED Loan, in each case calculated as of the Effective Time and as set forth on the Closing Allocation Schedule; provided, that no payment shall be required for interest that has accrued or, but for this Agreement would have accrued, on any Company Note, Employee Loan or the IDED Loan between February 28, 2010 and the Closing Date; and provided further, that the Company shall not be required to make any such payment with respect to a Company Note, Employee Loan, Severance Payment or the IDED Loan, unless the proposed recipient shall have entered into a settlement agreement with Parent or the Company in a form reasonably acceptable to Parent and the Company.

2.8                                 Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized to take all such action in the name of the Company and Merger Sub or otherwise, and the officers and directors of the Company and Merger Sub immediately prior to the Effective Time shall provide such assistance as Parent and the Surviving Corporation may reasonably request in taking such further action.

SECTION 3.                             Representations and Warranties of the Company.  The Company represents and warrants to Parent and Merger Sub that the statements in this Section 3 are true, complete and correct as of the date hereof and will be true at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule, with specific reference to the Sections hereof to which such exception relates; provided, however, that any exception or qualification disclosed in the Disclosure Schedule shall apply only to the identified representation or warranty and any other subsection of this Section 3 with respect to which such disclosure (without modification or additional notification) provides effective notice of the nature and significance of the exception or qualification:

3.1                                 Organization and Standing.

(a)                                  The Company is a corporation duly organized and validly existing under the laws of the State of Iowa and has all requisite corporate power and authority to conduct its business as currently conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except where the failure to so qualify or be in good standing would not result in a Company Material Adverse Effect.

(b)                                 The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(c)                                  Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the Company Organizational Documents as currently in effect.  The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of its Company Organizational Documents in any material respects.  Section 3.1(c) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

3.2                                 Capitalization and Ownership of Shares.

(a)                                  The authorized capital stock of the Company on the date hereof consists of 50,000,000 shares of Company Stock, of which 3,170,000 shares are issued and outstanding, and 50,000,000 shares of Preferred Stock, none of which are outstanding.  All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth in Section 3.2 of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding.  From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except shares of Company Stock properly acquired upon exercise thereof prior to the Effective Time.  The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company.  The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all Applicable Law in all material respects.

(b)           Except for that certain Founding Shareholders Agreement by and among the Company’s founders (the “Founders’ Agreement”), there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company.  The Founders’ Agreement has terminated in accordance with its terms and is of no further force or effect.

(c)           Each of the currently outstanding Options were granted under the Option Plan and, except for the Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.  True and complete copies of the Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Option and the shares of Company Stock purchased under such plan), and all agreements and instruments related to the Warrants, have been made available or provided to Parent, and the Option Plan and such Contracts have not been amended, modified or supplemented since being made available or provided to Parent, and there are no Contracts to amend, modify or supplement the Option Plan or such Contracts in any case from those made available or provided to Parent.  Each grant of an Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Option was by its terms to be effective.  The Option Plan may be terminated by action of the board of directors of the Company and shall be so terminated at or prior to the Effective Time.

3.3           Allocation Schedules.  The Preliminary Allocation Schedule sets forth the following information and calculations, as of date hereof, and the Closing Allocation Schedule will set forth such information and calculations, as of the Closing Date:  (1) the total number of shares of Company Stock outstanding, (2) the number of shares of Company Stock held by each Company Shareholder and the corresponding pro rata ownership percentage of such Company Shareholder, and the address of such Company Shareholder, (3) the maximum amounts of Closing Merger Consideration, Earn-out Amount and Holdback Amount payable to each Company Shareholder, (4) the amounts due and payable to each Company Noteholder in respect of the Company Notes (based on interest accrued through February 28, 2010), (5) the amount of Severance Payments payable to specified employees of the Company, (6) the amounts of Employee Loans due and payable to each Employee, (7) the amount due and payable under the IDED Loan and (8) a good faith estimate of the amount of Transaction Expenses due and payable.  The information set forth as of the date hereof in the Preliminary Allocation Schedule is true, complete and accurate as of the date hereof (except for the Transaction Expenses, which have been estimated in good faith) and the information set forth in the Closing Allocation Schedule will be true, complete and accurate as of the Effective Time (except for the Transaction Expenses, which will have been estimated in good faith), and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company Organizational Documents and all other agreements and instruments among the Company and the Company Shareholders.

3.4           Authority for Agreement.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and Transaction Documents required hereby to be executed and delivered by it and to perform its obligations hereunder and thereunder and to consummate the transactions hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated to be performed by it hereby and thereby have been duly authorized by all necessary and proper corporate action on the part of the Company, subject to obtaining the Requisite Shareholder Approval.  This Agreement has been, and each Transaction Document required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b)           Assuming the Requisite Shareholder Approval is obtained, the execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, each as currently in effect in any material respect, (ii) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit, Security Interest or other interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Security Interest upon any assets of the Company or any shares of Company Stock, or (iv) violate in any material respect any Applicable Law.  For purposes of this Agreement, “Security Interest” means any mortgage, security interest, pledge, encumbrance, charge, restriction on the right to sell or dispose, lien or other adverse claim of any kind (whether arising by contract or by operation of law and whether voluntary or involuntary).

3.5           Consents.  No consent, notice, waiver, approval, order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively, “Governmental Authorities”) is required to be obtained by the Company or any Company Shareholder in connection with the execution and delivery of this Agreement or completion of the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for the filing and recordation of the Articles of Merger with the Secretary of State of the State of Iowa.

3.6           Financial Statements; No Undisclosed Liabilities.

(a)           Attached hereto as Section 3.6 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):  (a) the Company’s balance sheet as of December 31, 2009; (b) the Company’s balance sheet as of February 28, 2010 (the “Reference Balance Sheet”); and (c) the Company’s statements of operations and cash flows for the twelve months ended December 31, 2009 and for the two months ended February 28, 2010.  Except as set forth in Section 3.6 of the Disclosure Schedule, the Financial Statements are complete and correct in all material respects, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Financial Statements do not contain footnotes and are subject to year end adjustments) consistently applied throughout the periods indicated and in accordance with the books and records of the Company.  The Financial Statements present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated.

(b)           The Company has no Indebtedness or other liabilities or obligations except (i) as specifically set forth in or fully reserved against or otherwise described in the Reference Balance Sheet or the notes thereto, (ii) for liabilities incurred in the ordinary course of business since the Reference Balance Sheet Date in accordance with the terms of this Agreement, none of which is, individually or in the aggregate, material to the Company.

3.7           Absence of Changes.  Since December 31, 2009, there has been no Company Material Adverse Effect.  In addition, and without limiting the generality of the foregoing, since December 31, 2009 (and since February 28, 2010 solely with respect to Section 3.7(l) below) , the Company has not:

(a)           declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

(b)           adopted, amended, modified, or terminated in any material respect any Employee Benefit Plan or collective bargaining agreement;

(c)           increased any compensation or fringe benefits (including, but not limited to, the granting of Options or other equity awards under the Option Plan not in the ordinary  course of business), paid any bonus, granted or increased any severance or termination pay of amounts or otherwise changed any of the terms of employment or service for any of its employees, officers, directors or consultants;

(d)           subjected to any Security Interest, any of its properties or assets, tangible or intangible (including, without limitation, any Company IP);

(e)           granted any license with respect to any Company IP;

(f)            acquired or disposed of any assets or properties having a value in excess of $25,000 (singly or in the aggregate) other than inventory in the ordinary course of business;

(g)           incurred a capital expenditure or made a commitment to incur a capital expenditure exceeding $25,000 individually or $50,000 in the aggregate;

(h)           made any payment of any nature to any employee, director or consultant other than salary, sales bonuses, fees or business related reimbursements payable in the ordinary course of business consistent with past practices;

(i)            commenced or settled any Action;

(j)            suffered any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses;

(k)           entered into any transaction or Contract not otherwise provided for in this Section 3.7 other than in the ordinary course of business with an aggregate annual value in excess of $25,000;

(l)            paid any expenses other than of the types and amounts described in Schedule 3.7(l) (“Permitted Expenses”); or

(m)          entered into any agreement, commitment or obligation to do any of the foregoing, except as provided for in this Agreement.

3.8           Taxes.

(a)           All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects.  All Taxes that have become due and payable by the Company, including but not limited to all withholding taxes owed under any applicable Legal Requirement, have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the Reference Balance Sheet in an amount that exceeds the corresponding reserve therefor reflected in the Reference Balance Sheet, and any Taxes of the Company arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the business of the Company.

(b)           The Company has complied in all material respects with all Applicable Laws relating to the withholding of Taxes and payment of such withheld amounts and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws.  There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company that are, or if issued would be, binding on the Company.  There are no liens as a result of any unpaid Taxes upon any of the assets of the Company, other than with respect to Taxes that are not yet due and payable.

(c)           Parent has been furnished complete copies of all Tax Returns of, or including, the Company for all Tax periods since its date of formation and all relevant documents and information with respect thereto, including, without limitation, work papers, records, examination reports and statements of deficiencies proposed, assessed against or agreed to by the Company.

(d)           No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction.  No deficiency or adjustment in respect of Taxes has been proposed, asserted in writing or assessed by any Taxing Authority against the Company.

(e)           The Company is not a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement.  The Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company.

(f)            All persons who have purchased shares of the Company’s capital stock that will be subject to a substantial risk of forfeiture under Section 83 of the Code at the Effective Time have, to the Company’s Knowledge, timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

(g)           For purposes of this Agreement:

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the Internal Revenue Service (the “IRS”) or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Tax Law” means any Legal Requirement (whether domestic or foreign) relating to Taxes.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities that includes the Company.

3.9           Property and Sufficiency.

(a)           Except as set forth on Schedule 3.9(a), the Company has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of the properties and assets (whether real, personal, tangible or intangible) (i) reflected on the Reference Balance Sheet (other than assets sold in the ordinary course of business since the date of the Reference Balance Sheet) or acquired thereafter and (ii) necessary to conduct all of the businesses and operations of the Company as currently conducted, and none of such properties or assets is subject to any Security Interest, except for (A) mechanics, materialmen, suppliers, vendors or similar liens arising in the ordinary course of business securing amounts that are not delinquent, (B) liens for current Taxes, assessments or governmental charges not yet due and delinquent, or (C) such minor encumbrances, charges and imperfections which do not, individually or in the aggregate detract from, in any material way, the value or use of any asset, or otherwise interfere with, in any material way, the quiet enjoyment of any asset under any lease or leasehold interest (collectively, “Permitted Encumbrances”).

(b)           The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property lease(s) identified in Section 3.9(b) of the Disclosure Schedule (“Real Property Leases”).  The facilities subject to a Real Property Lease (“Leased Premises”) and the personal property owned or leased by the Company are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the uses for which they are being used.

3.10         Contracts.  Section 3.10 of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company is a party, except for such Contracts that are not, individually or in the aggregate, material to the Company.  Section 3.10 of the Disclosure Schedule lists any Contract that would be required to be disclosed on Section 3.7 of the Disclosure Schedule, if such Contract had been entered into after December 31, 2009.  All of such Contracts are in full force and effect, and neither the Company nor, to the Company’s Knowledge, any other party to such Contracts is in material breach of or in material default under any of them, nor does any event or condition exist that after notice or lapse of time or both could reasonably be expected to constitute a material breach of or material default under such Contracts on the part of the Company or, to the Company’s Knowledge, any other party to such Contracts.  The Company has delivered to Parent true and complete copies of all such Contracts.  Each Contract is a valid and binding agreement and is in full force and effect in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws.  No party to any of the Contracts has exercised any termination rights with respect thereto by written notification to the Company, and no party has given notice of any material dispute with respect to any of the foregoing Contracts.  As used in this Agreement, a “Contract” shall mean any written or binding oral agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement.

3.11         Benefit Plans.

(a)           Section 3.11(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other oral or written employment agreements, employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or that cover Employees or with respect to which the Company has any actual or contingent liability (the “Employee Benefit Plans”), and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or section 412 of the Code, maintained by the Company and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”).  No Employee Benefit Plan or ERISA Affiliate Plan is a multiemployer plan as defined in Section 3(37) of ERISA, or has been subject to Sections 4063 or 4064 of ERISA.

(b)           Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of

Applicable Laws.  True, correct and complete copies of all Employee Benefit Plans and ERISA Affiliate Plans have been made available to Parent.

(c)           Except as set forth in Section 3.17(e) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.  The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement (other than this Agreement) covering any person that, individually or collectively could give rise to the payment of any amount that would not be deductible by Parent or the Company by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

(d)           Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance in all material respects with Section 409A of the Code and applicable Treasury Regulations, and the Company has no unsatisfied liability for Taxes thereunder.

(e)           Except as set forth in the Preliminary Allocation Schedule, no Employee is entitled to any severance payments upon termination of employment with Administaff Companies II, LP (“Administaff”) or with the Company.

3.12         Intellectual Property.

(a)          Registered IP.  Section 3.12(a) of the Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.  The Company has delivered or made available to Parent complete and accurate copies of all applications, material correspondence, and other material documents related to each such item of Registered IP.

(b)          Inbound Licenses.  Section 3.12(b) of the Disclosure Schedule (i) accurately identifies each Contract under which Intellectual Property Rights are licensed to any Company (other than any commercially available third-party software that (A) is licensed to the Company solely in executable or object code form pursuant to a non-exclusive, internal use software license, and (B) is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Company Product); and (ii) specifies whether the rights licensed to the Company are exclusive or non-exclusive.  The Company has delivered or made available to Parent an accurate and complete copy of each Contract identified, or required to be identified, in Section 3.12(b) of the Disclosure Schedule.

(c)          Outbound Licenses.  Section 3.12(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (i)

any Intellectual Property Rights in any Company Products, (ii) any Company IP that is Registered IP, or (iii) any other Company IP that is material to the business of any Company.  For each of the Contracts required to be identified as set forth above, Section 3.12(c) of the Disclosure Schedule identifies whether the rights granted are exclusive or nonexclusive.  The Company has delivered or made available to Parent an accurate and complete copy of each Contract identified, or required to be identified, in Section 3.12(a) of the Disclosure Schedule.  The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Company to use, exploit, assert, or enforce any Company IP, or compete or engage in any kind of business, anywhere in the world (other than restrictions or limitations imposed on intellectual property licensed or assigned as work for hire by Applicable Law).  All Contracts pursuant to which the Company has licensed or assigned intellectual property as work for hire are identified as such in Section 3.12(c) of the Disclosure Schedule.

(d)          Other Commercial and IP Agreements.  The Company has delivered or made available to Parent a complete and accurate copy of (i) the most current version of the Company’s standard terms of sale with respect to any semiconductor or semiconductor design component services; (ii) the Company’s standard purchase terms with all suppliers of design tools and services related to the Company’s semiconductor or semiconductor component design services, including development, manufacturing, testing, wafer-sorting, packaging, and assembly; (iii) all Contracts (other than those identified in Section 3.12(c) of the Disclosure Schedule) pursuant to which any Person has a currently enforceable or exercisable right to sublicense or otherwise transfer rights in any Company IP to any other Person; (iv) each joint marketing, joint development, strategic alliance, and similar Contract to which any Company is a party and which is currently in effect; (v) every other Contract that is currently in effect and pertains to the Company’s services or any Intellectual Property used in connection with any such services.  Section 3.12(d) of the Disclosure Schedule accurately identifies each Contract described in clauses (iii), (iv) and (v) above.  No Contract provides any Person any rights whatsoever with respect to patents no. 7,167,410 or 7,599,396 or any serial memory or low power Serializer/Deserializer CEI Intellectual Property of the Company.

(e)          Ownership Free and Clear.  The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company, as identified in Section 3.12(b) of the Disclosure Schedule) free and clear, to the Company’s Knowledge, of any Security Interests (other than licenses granted pursuant to the Contracts listed in Schedule 3.12(c)).  Without limiting the generality of the foregoing:

(i)         Perfection of Rights.  All documents and instruments necessary to vest or perfect the rights of the Company in the Company IP that is Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)        Employees and Contractors.  Each Person who is or was an employee or contractor of any Company and who is or was an inventor, author, or creator of Intellectual Property Rights in any Company Product has signed a valid, enforceable Employee Confidentiality Agreement or Consultant Confidentiality Agreement, as applicable.  To the Company’s Knowledge, no current or former Company Shareholder, officer, director, employee or contractor of any Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP, and no such Person has asserted any such claim against the Company.  To the Company’s Knowledge, no employee of the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii)       Government or University Rights.  To the Company’s Knowledge, no funding, facilities, or personnel of any Governmental Authority or of any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.  No Governmental Authority has acquired any rights with respect to the Company IP pursuant to any Contract to which the Company is a party.

(iv)       Protection of Proprietary Information.  The Company has taken reasonable steps to maintain the confidentiality of, and otherwise protect and enforce, the Company’s rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.

(v)        Standards Bodies.  The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Company to grant or offer to any other Person any license or right to any Company IP.

(f)           Valid, Subsisting, and Enforceable.  All Company IP that is Registered IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)         Requirements and Deadlines.  Each item of Company IP that is Registered IP is in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP that is Registered IP in full force and effect have been made or taken by the applicable deadlines.

(ii)        Interference Actions and Similar Claims.  To the Knowledge of the Company, no interference, opposition, reissue, reexamination, or other Action is pending or threatened (and the Company has not received notice of any such Action), in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged.  To the Company’s Knowledge, there is no basis for any non-frivolous claim that any Company IP is invalid or unenforceable.

(g)          No Third-Party Infringement of Company IP.  To the Company’s Knowledge, since its incorporation, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  The Company has provided to Parent a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since the date of incorporation by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP.  Section 3.12(g) of the Disclosure Schedule provides a brief description of the current status of the matter referred to in each such letter, communication, or correspondence.

(h)          Effects of This Transaction.  Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements entered into, or required to be entered into, in connection with the transactions contemplated hereby) nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Security Interest on, any Company IP; (ii) a breach of any license agreement listed or required to be listed in Section 3.12(b), (c) or (d) of the Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company IP.

(i)           No Infringement of Third Party IP Rights.  To the Company’s Knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person.  To the Company’s Knowledge, no claim of infringement or misappropriation or similar claim or Action is pending or threatened against the Company (and the Company has not received notice of any such claim or Action) or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Action.  Except as set forth in Section 3.12(i) of the Disclosure Schedule, since the date of incorporation, the Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(j)           Harmful Code.  To the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)          Source Code.  Except as set forth in Section 3.12(k) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other third party.  The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other third party.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any third party.

(l)           Open Source Code.  No Company Software (including any component thereof) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that by its terms (i) requires, or conditions the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

(m)          Definitions.  As used in this Agreement:

“Company IP” shall mean all worldwide proprietary information and intellectual property rights of the Company, including, without limitation:  (i) all patents, patent rights, copyrights and works of authorship in any media (including, without limitation, computer programs, software and applications therefor (including, without limitation, source code and object code, development documentation, programming tools, drawings, specifications, test software, laser programs, sort programs, packaged unit test programs, characterization programs and data)), labels and other trade rights, product displays, know-how, inventions, invention disclosures, discoveries, improvements, designs, design rights, masks, mask works, circuit designs, algorithms, behavior models, hardware description language models, proprietary design tools, tooling, dies, molds, layouts, test keys, cells, databases, libraries, customer lists, trade secrets, technology, formulae, recipes, shop rights, development work-in-process, graphics, artwork, photography, advertising and promotional materials, trademarks, service marks, trade names, brand names, domain names, logos, trade dress, source indicators, and other proprietary or confidential technology and information, in each case, (x) including, without limitation, all authors’, moral, common law and other rights to any of the foregoing, and (y) whether or not registrable, patentable or copyrightable; (ii) all Intellectual Property Rights in the Company Products, (iii) all Registered IP that is identified, or required to be identified, in Section 3.12(a) of the Disclosure Schedule, (iv) all development or deployment tools (including scripts and makefiles) developed by or on behalf of the Company, and (v) all other Intellectual Property Rights developed by or on behalf of the Company or in which the Company otherwise has, or purports to have, an ownership interest or exclusive rights.

“Company Products” shall mean and include any semiconductor chip designed or developed by the Company, or any Serializer/Deserializer or serial memory design or related design or development services.

“Company Software” shall mean and include all software or firmware (including microcode) that is incorporated into, or otherwise is or is a part of, any Company Product.

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights (including domain name registrations); (c) trade secret rights; and (d) patents and industrial property rights;.

“Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Authorities, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing, and all registrations, renewals, extensions, continuations, divisions, or reissues thereof.

3.13                      Accounts Receivable; Accounts Payable.

(a)                                      Section 3.13(a) of the Disclosure Schedule is a correct and complete list of all trade accounts receivable and other rights to payment from customers of the Company (“Accounts Receivable”) as of February 28, 2010.  All Accounts Receivable are reflected on the accounting records of the Company and represent and, as of the Closing Date, will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business.  The Accounts Receivable are not and will not be as of the Closing Date subject to any contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Company, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

(b)                                      Section 3.13(b) of the Disclosure Schedule is a correct and complete list of all trade accounts payable (“Accounts Payable”) of the Company as of February 28, 2010.  All Accounts Payable are reflected on the accounting records of the Company and represent and, as of the Closing Date will represent, valid obligations of the Company arising from purchases actually made by or services actually performed for the Company in the ordinary course of business.

3.14                           Inventory.  The Company does not manufacture, use or sell any inventory in the conduct of its business and is not in possession of any inventory or similar items.

3.15                           Suppliers and Customers.  The relationships of the Company with its suppliers, vendors and customers are good commercial working relationships, and since January 1, 2009 no supplier or customer of material importance to Company has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company or has decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of any Company Products, except for normal cyclical changes related to customers’ businesses.  Section 3.15 of the Disclosure Schedule is a correct and complete list of (a) all of the Company’s customers since inception (including the amount of sales to each such customer) and (b) all suppliers and vendors for the Company as of the date of this Agreement.

3.16                           Insurance.  Section 3.16 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company.  True and complete copies of each listed policy have been made available to Parent.  Such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies.  The Company has not received any written notices from any issuer of any of its insurance policies canceling or amending any policies listed in Section 3.16 of the Disclosure Schedule, materially increasing any deductibles or retained amounts thereunder, or materially increasing premiums payable thereunder.  There is no claim by the Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.  Neither the Company nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.17                           Employees and Consultants.

(a)                                  Section 3.17(a) of the Disclosure Schedule is a complete and accurate list of all individuals employed by the Company as of the date of this Agreement.  Section 3.17(a) of the Disclosure Schedule also lists all consultants and independent contractors engaged by the Company (“Consultants”) as of the date of this Agreement.  Section 3.17(a) of the Disclosure Schedule identifies the position or scope of engagement, as applicable, held by each Employee or Consultant listed and employment commencement date for each Employee.

(b)                                 Except as set forth in Section 3.17(b) of the Disclosure Schedule, all current and former employees and consultants of the Company with access to Company IP or other confidential or proprietary information of the Company have executed and delivered to the Company agreements adequately protecting the confidentiality of such information, and assigning to the Company all patents, discoveries, inventions, works of authorship, improvements and innovations developed by such employees and consultants in the course of performing their employment or consulting duties (all such agreements with employees, collectively, the “Employee Confidentiality

Agreements”; and all such agreements with consultants, collectively, the “Consultant Confidentiality Agreements”).  The Company’s standard forms of Employee Confidentiality Agreement and Consultant Confidentiality Agreements and any material modifications of them have been furnished to Parent.

(c)                                  Section 3.17(c) of the Disclosure Schedule sets forth a complete and accurate list of all Employees who have executed and delivered to the Company employment Contracts containing the terms and conditions of such Employees’ performance of their respective employment duties (collectively, the “Employee Employment Agreements”), all of which have been furnished to Parent.

(d)                                 Each Employee is located in the United States, is a United States citizen or has permanent residency.

(e)                                  The Company has previously furnished to Parent the current salary, wages, commissions and bonuses paid or payable by the Company to each Employee and Consultant as of the Closing Date.  Except as set forth in Section 3.17(e) of the Disclosure Schedule, no salary, wages, bonuses or commissions are payable by the Company to any Employees except for wages with respect to the current payroll period.  The Company is not subject to any fines, penalties or other liabilities as a result of any failure to pay salary, wages or other compensation.  Section 3.17(e) of the Disclosure Schedule sets forth the earned and unused vacation and sick pay liability accrued by the Company for each Employee through the Closing Date.

(f)                                    No charge or claim alleging any unfair labor practice, wrongful termination, employment discrimination or any other illegal handling of any employment-related matter is currently pending or, to the Company’s Knowledge, threatened against the Company relating to any of the Employees or Consultants.

3.18                           Litigation.  There is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (individually, an “Action,” and collectively, “Actions”) pending, or to the Company’s Knowledge, threatened against the Company, or affecting any of its properties or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company or affecting any of its properties (including, without limitation, any inquiry as to the qualification of the Company to hold or receive any license or other Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company.  The Company is not in default with respect to any order, writ, injunction or material decree of any Governmental Authority served upon the Company.  There is no action or suit by the Company pending, threatened or contemplated against any other Person.

3.19                           Environmental Matters.

(a)                                  To the Company’s Knowledge: (i) the Company is and has been in compliance in all material respects with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; and (iv) the Company has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company or any of its representatives or advisors.

(b)                                 For purposes of this Agreement, “Environmental Laws” means any applicable Legal Requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances, (ii) pollution or protection of employee health or safety, public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.20                           Compliance with Laws; Permits.  The Company is not in violation of or default under any Legal Requirement in any material respect.  To the Company’s Knowledge, neither the Company nor any of its Related Persons, is under investigation with respect to, nor has the Company or, to the Company’s Knowledge, any Related Party been threatened to be charged with, or has been given written notice of, any material violation of any Legal Requirement.  All material governmental permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) (A) pursuant to which the Company currently operates or holds any interest in any of its properties, or (B) which are required for the operation of the business of the Company as currently conducted or the holding of any such interest, have been issued or granted to the Company, and all such Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.21                           Banking Relationships.  Section 3.21 of the Disclosure Schedule sets forth a true and complete list of the name and location of each bank, savings and loan or similar financial institution in which the Company has an account or a safe deposit box.

3.22                           Minute Books and Records.  The minute books of the Company contain complete and accurate, in all material respects, records of all meetings and other corporate actions of their respective shareholders and the board of directors and committees thereof.  The stock records of the Company are correct and complete, in all material respects, and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.  Prior to execution of this Agreement, the Company has furnished to Parent true and complete copies of (a) the Company Organizational Documents, (b) all minute books (containing the records of meetings of the Company Shareholders, the board of directors and any committees of the board of directors to date) of the Company, (c) all stock certificate and stock record books of the Company and (d) all Contracts referred to or identified in Section 3.10 of the Disclosure Schedule.

3.23                           Brokers; Schedule of Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.24                           Vote Required.  Either the (a) vote of the holders of more than 50% of the outstanding Company Stock at a meeting of Company Shareholders or (b) written consent of the holders of at least 90% of the outstanding Company Stock, as applicable, is the only vote of the holders of any of the Company Stock necessary to approve this Agreement and the transactions contemplated hereby (the “Requisite Shareholder Approval”).

3.25                           Company Determinations, Approvals and Recommendations.  The board of directors of the Company, at a meeting duly called and held prior to the execution of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval constituted approval under the provisions of Section 490.1104 of the IBCA and (iv) recommended the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by Company Shareholders and directed that this Agreement, the Merger and the transactions contemplated hereby be submitted for consideration by the Company Shareholders.

3.26                           Certain Relationships and Related Transactions.  No Employee, officer, director or member of the Company, any member of such Person’s immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral) other than employment relationships and board memberships, (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

3.27                           Disclosures.  Neither this Agreement (including the Disclosure Schedule), any Exhibit or Schedule hereto, nor any certificates delivered or supplied by the Company hereunder contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.

SECTION 4.                              Representations and Warranties by Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

4.1                                 Organization and Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2                                 Authority for Agreement.

(a)                                  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and subject to Section 4.3, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been and each instrument required hereby to be delivered by Parent and Merger Sub at the Closing will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b)                                 The execution and delivery of this Agreement by Parent and Merger Sub, the compliance with the provisions of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Certificate of Incorporation or the Bylaws of Parent, each as amended to date and currently in effect, or the Articles of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, (ii) violate, in any material respects Legal Requirements applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) except as would not give rise to a Parent Material Adverse Effect, conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit, Security Interest or other interest to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which their assets are subject.

4.3                                 Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.4                                 Ownership and Activities of Merger Sub.  Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub (i) is a direct, wholly owned subsidiary of Parent, (ii) was formed solely for the purpose of engaging in the transactions contemplated hereby and (iii) has not and at the Effective Time will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 5.                              Additional Agreements.

5.1                                 Conduct of the Company’s Business Prior to Closing.  The Company covenants and agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall conduct its business and not take any action (including, without limitation, any of the actions set forth in Section 3.7 hereof) except in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all Applicable Law.

5.2                                 Confidentiality; Access to Information.

(a)                                  Confidentiality.  The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement by and between Parent and the Company dated as of December 23, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.  Notwithstanding the terms and provisions of the Confidentiality Agreement, the parties acknowledge and agree that the Company shall have the right to disclose to its shareholders all material terms and provisions of the Merger Agreement and the transactions contemplated by the Merger Agreement as may be necessary or proper in connection with the Company’s efforts to obtain the Requisite Shareholder Approval and that this provision of this Section 5.2(a) shall be deemed to, and shall, amend the terms of the Confidentiality Agreement to the extent necessary to permit such disclosure.

(b)                                 Access to Information.  At the reasonable request of Parent during the period prior to the Effective Time, the Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to all of the premises, properties, books, records, financial, tax and accounting records (including, without limitation, the work papers of the Company’s independent accountants), Contracts, personnel, counsel, financial advisors and auditors of the Company to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of the Company for purposes of this Agreement; provided, however, that the Company may restrict the foregoing access to the extent that any Applicable Law requires the Company to restrict or prohibit access to any such properties or information.  In addition, any information obtained from a Party pursuant to the access contemplated by this Section 5.2(b) shall be subject to the confidentiality obligations pursuant to Section 5.2(a).  No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify or quantify any representation or warranty of the Parties or the conditions to the obligations of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

5.3                                 Public Disclosure.  Except as contemplated by this Agreement or as required by Legal Requirements (including applicable securities laws) or, as to Parent, by regulatory authority, no press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, which consent will not be unreasonably withheld.

5.4                                 Notification.  Between the date of this Agreement and the Closing, the Company shall promptly notify Parent in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s discovery of, such fact or condition.

5.5                                 Exclusivity.  From and after the date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 11 (the “Exclusivity Period”), the Company (including, without limitation, for this purpose its officers, directors, representatives, affiliates, employees and agents) will not, directly or indirectly, solicit, induce, facilitate, respond to (other than to advise such party of the Company’s obligations hereunder), initiate, engage in or enter into discussions or negotiations with, or encourage, or provide any information to, any Person concerning any sale of the Company or sale, exclusive license or other form of disposition of any of the Company’s assets (other than in the ordinary course of business) (an “Acquisition Proposal”).  During the Exclusivity Period, neither the Company nor such designated persons will enter into any Contracts or make any commitments to do or in connection with any of the foregoing.  For the purpose of this Section 5.5, any license of the Company IP shall be considered a disposition of assets outside the ordinary course of business.  The Company represents that neither it nor any of its employees, agents, representatives, directors or affiliates is party to or bound by any Contract with respect to any such transaction regarding the disposition of all or a portion of its assets other than as contemplated by this Agreement.  If the Company or any such designated person receives an Acquisition Proposal or any request for non-public information concerning itself or its assets, the Company shall promptly notify Parent of such Acquisition Proposal or request (including, without limitation, the identity of the Person making, and the terms of, such Acquisition Proposal or request), subject to any confidentiality obligations existing as of the date hereof.

5.6                                 Reasonable Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority; (iii) the obtaining of all consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (iv) to lift any restraint, injunction or other legal bar to the Merger and (v) the executing or delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.7                                 Cooperation.  Subject to compliance with Applicable Law, from the date hereof until the Effective Time, the officers of the Company and other personnel of the Company shall make themselves reasonably available to confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company.

5.8                                 Company Option Plan.  Prior to the Effective Time, the Company shall take all action necessary such that the Company Option Plan is terminated effective as of the Effective Time.

5.9                                 Delivery of Contracts for Due Diligence.  Promptly following the execution of this Agreement, the Company shall furnish to Parent true, correct and complete copies of any and all Contracts between the Company and the parties indicated on Schedule 7.3 hereto (or their affiliates), for review and evaluation by Parent in accordance with the terms of the Confidentiality Agreement.

5.10                           Company Shareholders’ Consent.  Promptly following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereunder, including the Merger to all of the Company Shareholders for approval and adoption as provided by the IBCA and the Company’s Organizational Documents.  Without limiting the foregoing, the Company shall use its best efforts to obtain the approval or consent of as many of the Company Shareholders as possible as promptly as practicable following the date hereof.

5.11                           Resignation of Officers and Directors.  The Company shall obtain the resignations of all officers and members of the board of directors of the Company effective as of the Effective Time.

5.12                           Vacation and Sick Pay.  At or promptly following the Closing, Parent shall pay each Employee cash in an amount equal to the earned and unused vacation and sick pay liability accrued by the Company for such Employee through the Closing Date, as set forth in Section 3.17(e) of the Disclosure Schedule.

5.13                           Parent and Surviving Corporation Indemnification.

(a)                                  Parent shall cause the Surviving Corporation to establish and maintain for a period of not less than three years from and after the Effective Time provisions in its articles of incorporation and by-laws concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the articles of incorporation and by-laws of the Company as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any respect adverse to such former and current officers, directors, employees and agents during such period, except as required by Applicable Law.

(b)                                 The rights of each present and former director, officer and employee of the Company (each such director, officer or employee, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or any other organizational documents of the Company, the indemnification arrangements in existence as of the date of this Agreement under the IBCA or otherwise.  The provisions of this Section 5.13 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and, subject to paragraph (c) below, shall be binding on Parent, the Surviving Corporation and their successors and assigns.

(c)                                  The Surviving Corporation and Parent shall reimburse all reasonable out of pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations in this Section 5.12.

(d)                                 To the extent that Parent is required to indemnify or reimburse expenses incurred by an Indemnified Party under this Section 5.13 with respect to a matter for which Parent is entitled to indemnification under Section 13 in excess of the amount covered by the applicable “tail” insurance policy in effect at such time, such excess amount, plus any reasonable costs and expenses incurred by Parent in connection with such indemnification, shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Indemnification Funds; provided, however, that this paragraph (d) shall not apply in the event that no such “tail” insurance is in effect at such time.

SECTION 6.                              Conditions Precedent to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

6.1                                 Requisite Shareholder Approval.  The Company shall have obtained the Requisite Shareholder Approval.

6.2                                 No Order.  No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

SECTION 7.                              Additional Conditions Precedent to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

7.1                                 Representations, Warranties and Covenants.

(a)                                  Each of the representations and warranties of the Company in this Agreement, shall be true, complete and correct in all material respects as of the Effective Time as though such representation and warranty had been made at the Effective Time (except for those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date).

(b)                                 The Company shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

7.2                                 Government and Other Third Party Approvals.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 7.2 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

7.3                                 Satisfactory Review of Contracts.  The Company shall have furnished to Parent copies of any Contracts between the Company and the parties indicated on Schedule 7.3 hereto (or their affiliates), and Parent shall have determined, in its sole discretion, that the terms of such Contracts are satisfactory to Parent.

7.4                                 Offers of Employment; Non-Compete Agreements.  Each of the Employees listed on Schedule 7.4 shall have accepted offers of employment from Parent (subject to the consummation of the Merger) and entered into (i) a Proprietary Information and Inventions Agreement in Parent’s customary form and (ii) a Non-Competition Agreement, in a form mutually agreed upon by the parties.

7.5                                 Dissenting Shares.  Holders of no more than 5% of the Company Stock shall have exercised appraisal rights pursuant to the applicable provisions of the IBCA.

7.6                                 Company Material Adverse Effect.  Since the date of this Agreement no change has occurred that has had a Company Material Adverse Effect.

7.7           Opinion of Company Counsel.  Parent shall have received a legal opinion from counsel to the Company, dated as of the Closing Date, in a form reasonably satisfactory to Parent, subject to appropriate assumptions, qualifications and limitations, with respect to (a) the matters warranted by the Company in Sections 3.1(a), 3.2(a) (other than with respect to numbers of outstanding securities), 3.2(c)(only with respect to the termination of the Option Plan and cancellation of outstanding Options), 3.4 and 3.5 of this Agreement and (b) the enforceability of Section 14.1 of this Agreement.

7.8           Cancellation of Options and Warrants.  Each of the Employee Benefit Plans described in Section 5.8 and all outstanding Options and Warrants shall have been terminated and Parent shall have received documentation reasonably satisfactory to it to the foregoing effect.

7.9           Loan Settlement Agreements.

(a)           Each Employee who has loaned funds to the Company shall have entered into a loan settlement agreement in a form to be agreed upon by Parent and the Company pursuant to which such Employee shall agree to accept repayment of the loan principal amount in full settlement of the Company’s indebtedness to the Employee with respect to such loan.

(b)           The Company and IDED shall have entered into a loan settlement agreement in a form reasonably satisfactory to Parent with respect to the repayment of the IDED Loan.

7.10         Shareholder Consent, Proxy, Release and Waiver.  Company Shareholders holding at least 90% of the outstanding shares of Company Stock (including each of the Active Founders, as defined in Section 13.3(c)) shall have executed and delivered (and not revoked) a Consent, Proxy, Release and Waiver providing, among other things, a general release of the Company (subject to customary exceptions under Iowa law), in a form to be agreed upon by Parent and the Company.

7.11         Deliveries.  Parent shall have received each of the other items listed in Section 9.1.

SECTION 8.          Conditions Precedent to Obligations of the Company.  All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

8.1           Representations, Warranties and Covenants.

(a)           Each of the representations and warranties of Parent in this Agreement, shall be true, complete and correct in all material respects as of the Effective Time as though such representation and warranty had been made at the Effective Time (except for those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date).

(b)           Parent shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

8.2           Parent Material Adverse Effect.  Since the date of this Agreement no event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

8.3           Deliveries.  The Company shall have received the items listed in Section 9.2.

SECTION 9.          Closing Deliveries.

9.1           Closing Deliveries of the Company.  At or prior to the Closing, the Company shall deliver, or caused to be delivered, to Parent the following:

(a)           a certificate executed on behalf of the Company by its Chief Executive Officer or its Treasurer to the effect that, as of the Effective Time, each of the conditions set forth in Section 7 has been satisfied;

(b)           the Articles of Merger, duly executed by the Company;

(c)           a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent certifying as the accuracy and completeness of the Company Organizational Documents;

(d)           evidence satisfactory to Parent of resignations of each director and officer of the Company, effective in writing at the Effective Time in the form mutually agreed upon by Parent and the Company;

(e)           the agreements described in Section 7.4 executed by each of the Employees identified in Schedule 7.4;

(f)            the Company’s minute books, stock record books, Financial Statements and, to the extent requested by Parent, all other documents, books, records, agreements and financial data in the possession of the Company;

(g)           evidence, reasonably satisfactory to Parent, of obtaining the third party consents identified on Schedule 7.2;

(h)           the Closing Allocation Schedule;

(i)            the legal opinion described in Section 7.7 of this Agreement;

(j)            the agreements and other documentation described in Sections 7.8 and 7.9 of this Agreement; and

9.2           Closing Deliveries of Parent.  At or prior to the Closing, Parent shall deliver, or caused to be delivered, to the Company the following:

(a)           a certificate executed on behalf of the Parent by one of its officers to the effect that, as of the Effective Time, the conditions set forth in Section 8.1 above have been satisfied; and

(b)           the Articles of Merger, duly executed and delivered by Parent.

SECTION 10.        Survival.  All (a) representations and warranties of the Company and the Representative contained herein and (b) covenants and obligations of the Representative shall survive the Closing and shall continue for the Holdback Period; provided that, if any claims for indemnification have been asserted with respect to inaccuracy or a breach of such representations, warranties, covenants and obligations prior to the end of the Holdback Period, such claim shall survive and continue in effect until final resolution of such claims; provided further, that the representations and warranties set forth in Sections 3.8, 3.11 and 3.12 shall survive until the applicable statute of limitations; and provided further, that, the representations and warranties set forth in Sections 3.1, 3.2 and 3.4 shall survive indefinitely.  All (a) representations and warranties of Parent or Merger Sub contained herein and (b) covenants and obligations of the Parent and the Merger Sub shall survive the Closing and shall continue for the Holdback Period; provided that any covenants or obligations of Parent or Merger Sub which by their terms extend beyond the Holdback Period shall extend beyond the Holdback Period until all obligations thereunder have been performed; provided further, that if any claims are brought against Parent or Merger Sub within the Holdback Period or, as the case may be within the longer period specified in the preceding proviso, with respect to any inaccuracy or breach of such representations, warranties, covenants and obligations, such representation, warranty, covenant or obligation shall survive and continue in effect until the final resolution of such claim; and provided further that the representations and warranties set forth in Sections 4.1 and 4.2 shall survive indefinitely.

SECTION 11.        Termination.

11.1         Termination prior to the Effective Time of the Merger.  This Agreement may be terminated at any time prior to the Effective Time, regardless of whether this Agreement and/or the Merger have been approved by the Company Shareholders, as follows and in no other manner:

(a)           by mutual written consent duly authorized by the boards of directors of Parent and the Company;

(b)           by either the Company or Parent if the Merger shall not have been consummated by June 15, 2010 (the “End Date”); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by the Company, (i) upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue in any material respect, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;

(d)           by Parent, (i) upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Representative, or (ii) if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;

(e)           by Parent, if the Requisite Shareholder Approval shall not have been obtained on or before March 24, 2010;

(f)            by Parent, if a Company Material Adverse Effect shall have occurred, or Parent first becomes aware of a Company Material Adverse Effect, after the date hereof; and

(g)           by Company, if a Parent Material Adverse Effect shall have occurred, or Company first becomes aware of a Parent Material Adverse Effect, after the date hereof.

11.2         Notice of Termination; Effect of Termination.  If a party wishes to terminate this Agreement pursuant to Section 11.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.  Any termination of this Agreement under Section 11.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except for Sections 5.2(a), 11, 12 and 16, each of which shall survive the termination of this Agreement.

SECTION 12.        Fees and Expenses.  All fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated.  If the Merger is consummated, all reasonable fees, costs and expenses of the Company and the Representative incurred (prior to the Effective Time) in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, accountants, legal counsel and other advisors, shall be treated as Transaction Expenses under this Agreement and, to the extent not already paid by the Company, shall be paid by Parent.  If the Merger is not consummated, the Company shall bear all of its own expenses in connection with this Agreement and the transactions contemplated hereby whether or not treated as Transaction Expenses.

SECTION 13.        Indemnification and Claims for Damages.

13.1         Parent Claims Against Indemnifying Shareholders.  Subject to the terms and provisions of this Section 13, each Indemnifying Shareholder who accepts payment of the applicable portion of the Closing Merger Consideration pursuant to this Agreement shall be deemed to have agreed, and hereby agrees, that Parent, Merger Sub and their respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless for any and all Damages arising from or related to any of the following (each a “Parent Claim”):

(a)           any misrepresentation or breach or failure of any representation or warranty made by the Company or the Representative in this Agreement or in any officers certificate to be true and correct in all respects as of the date hereof and as of the Closing Date in each case;

(b)           any post-closing claim for material breach or non-fulfillment of any covenant or agreement made or to be performed by the Company or the Representative pursuant to this Agreement or in any agreement or instrument entered into by the Company or the Representative in connection with this Agreement; and

(c)           any inaccuracy in the Closing Allocation Schedule;

(d)           the matters described in Schedule 13.1(d); and

(e)           any fraud, willful breach or intentional misrepresentation by the Company or the Representative in connection with this Agreement or the transactions and documents contemplated hereby.

13.2         Indemnification Funds.  The Holdback Funds shall be available to reimburse the Parent Indemnified Parties for any Damages for which they are entitled to be indemnified hereunder.  To the extent the aggregate dollar amount of Damages asserted in claims against the Holdback Fund as of the last day of the Earn-out Period exceeds the total amount of the Holdback Funds, Parent shall have the right to withhold any required payments of the Earn-out Amount otherwise payable to the Indemnifying Shareholders under Section 2.4 of this Agreement.  Any such amounts withheld shall be treated as additional Holdback Funds pursuant to this Section 13.  The amounts otherwise payable as Earn-out Amount that are held back under this Section 13.2, together with the Holdback Funds, shall be referred to as the “Indemnification Funds.”  The Indemnification Funds shall also be available to satisfy Active Founder Claims (as defined in Section 13.3(c)) to the extent provided by Section 13.3(c).

13.3         Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary:

(a)           Subject to Section 13.3(c), the liability of each Indemnifying Shareholder for indemnification hereunder in all events shall be several and not joint and in no event will any Indemnifying Shareholder be required to provide indemnification hereunder in an amount exceeding such Indemnifying Shareholder’s pro rata share of the Indemnification Funds based on such Indemnifying Shareholder’s ownership percentage as set forth on the Closing Allocation Schedule.

(b)           Subject to Section 13.3(c), in no event shall the aggregate amount of Damages for which indemnification is provided to the Parent Indemnified Parties under this Agreement exceed the amount of the Indemnification Funds.

(c)           Notwithstanding anything to the contrary in this Agreement, in the event a Parent Indemnified Party is entitled to a recovery based on a final determination of fraud or intentional misrepresentation (including, without limitation, a determination of arbitrators pursuant to Section 13.11), the liability of Scott A. Irwin, Eric D. Groen Matthew S. Shafer and Charles W. Boecker (collectively, the “Active Founders”) to any Parent Indemnified Party under this Section 13 shall not be subject to the limitations on liability under Section 13.3(a), (b), (d) or (e) hereof, and any Parent Indemnified Party shall be entitled to recover Damages for which it is indemnified hereunder (whether or not the amount of Damages exceeds the amount of remaining Indemnification Funds) from the Active Founders directly without first seeking recovery from the Indemnification Funds; provided, however, that the proportionate liability of an Active Founder shall not exceed the fraction determined by dividing his ownership percentage, by the sum of the ownership percentages of all of the Active Founders, as such ownership percentages are set forth in the Closing Allocation Schedule.  Subject to the last sentence of this Section 13.3(c), nothing contained in this Section 13.3(c) shall preclude the Active Founders from pursuing claims available to them under law or equity against the Company or Surviving Corporation (“Active Founder Claims”), but only to the extent of the Indemnification Funds that would otherwise be distributed to the shareholders of the Company and only at the time such distribution to the shareholders would be required under this Agreement.  For the purposes of this Section 13.3(c), an Active Founder may be entitled to recover upon Active Founder Claims only to the extent he would be entitled to be indemnified with respect to such claims if he were an officer or director of the Company or the Surviving Corporation in accordance with Section 490.851 of the IBCA

(d)           The Indemnifying Shareholders shall not be required to provide any indemnification for Damages related to a Parent Claim unless and until the Parent Indemnified Parties shall have sustained aggregate Damages as a result of one or more such Parent Claims of Twenty-Five Thousand Dollars ($25,000) (the “Basket Amount”) (and then only for Parent Claims which in the aggregate, when combined with all other Parent Claims for Damages, result in Damages which exceed the Basket Amount); provided that the Basket Amount limitation shall not apply to Damages related to claims based on fraud or intentional misrepresentation.

(e)           Any Damages as to which indemnification provided for in this Agreement may apply shall be determined net of any actual cash recovery actually received by a Parent Indemnified Party with respect to insurance or contributions from third parties specifically with respect to the specific matter for which indemnification is sought, less any current or prospective costs associated with receiving such recovery and net of any net Tax benefit resulting therefrom to the Parent Indemnified Party (to the extent that such benefit could reasonably be expected to be recognized by such Parent Indemnified Party).  This Section 13.3(e) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.  Parent shall attempt to mitigate Damages that have resulted to an Indemnification claim hereunder, provided, however, that nothing herein shall require Parent to take any action that is not commercially reasonable.

13.4         Notification Certification of Claims.  If any Parent Claim has occurred, an authorized officer or an authorized representative of the Parent Indemnified Party may provide the Representative with a written certificate signed by such officer or representative (an “Officer’s Certificate”) describing with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature and amount of such Parent Claim.  Any such Officer’s Certificate must be delivered during the Holdback Period.

13.5         Third Party Actions.  In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought, Parent will, promptly after receipt of notice of any such Action, provide written notification to the Representative of the commencement thereof.  The failure to so notify the Representative of the commencement of any such Action will not relieve the Indemnifying Shareholders from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Shareholders to defend their interests in such Action; provided, however, that such written notice shall be effective only if delivered to the Representative within the Holdback Period.  Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action, provided that, except with the consent (which consent may not be unreasonably withheld, conditioned or delayed) of the Representative, no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter.  In the event that the Representative has consented to any such settlement, the Indemnifying Shareholders shall have no power or authority to object under any provision of this Section 13 to the amount of any such Parent Claim against the Indemnification Funds with respect to such settlement.

13.6         Reimbursement and Indemnification for Representative.  Subject to the terms and provisions of this Section 13, each Indemnifying Shareholder who accepts payment of the applicable portion of the Closing Merger Consideration pursuant to this Agreement shall be deemed to have agreed, and hereby agrees that the Representative shall be entitled to reimbursement for any expense (including with limitation, legal or accounting fees, travel and other costs) the Representative incurs in connection with acting as the Representative (including without limitation any expenses incident to the resolution of any dispute with Parent, including without limitation to defend against claims by Parent against the Holdback Amount, to challenge claims by Parent that Earn-out milestones have not been achieved, and for any amounts the Representative expends in defending indemnification claims).  Subject to the provisions of Section 2.5(b), the Representative shall have recourse against (a) the Dispute Fund Account and (b) any portion of the Holdback Funds that would otherwise be paid to the Company Shareholders (at the time that such payment is or would otherwise be required to be made to the Company Shareholders under this Agreement) for payment of such expenses.

13.7         Definition of Damages.  For purposes of this Agreement, the term “Damages” shall mean the amount of any loss, Tax, damage, deficiency, liability, judgment, fine, penalty, diminution in value, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, paid, accrued or sustained by the Parent Indemnified Parties, whether or not involving an Action, including, without limitation, any reasonable costs of defending or investigating any Actions (unless such Action is found by a trier of fact to not be meritorious or settled or withdrawn without any consideration from Parent) or properly enforcing the Parent Indemnified Party’s rights under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be liable under this Agreement to any other person, either in contract or tort, for punitive damages of such person, including any statutory exemplary damage multiplier relating to the breach of this Agreement or a claim based upon fraud or intentional misrepresentation.

13.8         Exclusive Remedy.  Absent fraud or intentional misrepresentation and subject to the right of each party to seek specific performance and injunction to enforce the terms of any covenant in this Agreement, the enforcement of the agreements of indemnification contained in this Section 13 shall be, after the Closing Date, the exclusive remedy of the parties hereto for any claims with respect to matters arising under this Agreement or in connection with the Merger; whether sounding in tort, contract or otherwise, and the parties hereto waive all remedies otherwise available to such parties save only remedies which by law may not be waived.

13.9         Treatment of Indemnification Payments.  The Company Shareholders, the Representative and Parent agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 13 as adjustments to the Total Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

13.10       Transfer and Similar Taxes.  Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred by any Company Shareholder as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by such Company Shareholder.

13.11       Dispute Resolution.

(a)           Representative shall have 30 days after receipt (or deemed receipt) of the Officer’s Certificate to deliver to Parent a written objection to all or any part of the Officer’s

Certificate, and such objection shall set forth in reasonable detail the basis of the Representative’s objection to the Officer’s Certificate and the amount of dispute.  Parent shall have 30 days to respond in a written statement to the objection.  If after such 30 day period there remains a dispute as to any claims, the Representative and Parent shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims.  If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If no such agreement can be reached after good faith negotiation, either Parent or the Representative may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within 15 days after such written notice is sent, Parent (on one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate and as to the merits of the claim (including, without limitation, a determination of fraud or intentional misrepresentation) shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything contained herein to the contrary, Parent shall be entitled to act in accordance with such decision and make or withhold payments from the Indemnification Funds in accordance with such decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be conducted under the commercial rules then in effect of the Judicial Arbitration & Meditation Services (“JAMS”).  Any arbitration shall be held in Santa Clara County, California.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the JAMS, and the expenses and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator), but excluding attorney’s fees and costs.

(b)           Any dispute, controversy, or claim between a Parent Indemnified Party, on the one hand, and the Indemnifying Shareholders or the Representative, on the other hand, arising out of or relating to the provisions of this Agreement that cannot be resolved by negotiations between Parent and the Representative (including, without limitation, any Parent Claims with respect to which a Parent Indemnified Party may recover directly from an Active Founder) shall also be resolved through arbitration in the manner described in subparagraph (a) of this Section 13.11.  Notwithstanding anything to the contrary in this Section 13.11, in the event of an alleged violation or breach of this Agreement by a party (including, without limitation, unauthorized disclosure of Confidential Information), the other party may seek temporary injunctive relief from any court of competent jurisdiction.

(c)           By virtue of the adoption of this Agreement and the approval of the Merger by the Indemnifying Shareholders, each Indemnifying Shareholder hereby (a) consents to receipt of notice of any arbitration arising under this Section 13.11 in accordance with the provisions of Section 16.1, provided that notice to a Company Shareholder shall be sent to the address of such Company Shareholder set forth in the Closing Allocation Schedule, and (b) waives any right to receive service of process in any other manner in connection with any dispute, controversy or claim pursuant to this Section 13.11.

SECTION 14.        Representative.

14.1         Power and Authority.  The Representative shall have the power and authority, acting on behalf of the Company Shareholders, to enter into the transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Parent Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Indemnifying Shareholders individually); (ii) object to any claims by any Parent Indemnified Party for Damages; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any such Indemnifying Shareholder or by any such Indemnifying Shareholder against Parent or the Surviving Corporation or any dispute between any Parent Indemnified Party and any such Indemnifying Shareholder, in each case relating to this Agreement or the transactions contemplated hereby; (v) amend this Agreement or any other agreement referred to herein or contemplated hereby; and (vi) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  Notwithstanding anything to the contrary, the Representative shall have no authority to alter any Indemnifying Shareholder’s percentage interest in the Net Merger Consideration or to increase such Indemnifying Shareholder’s indemnification obligations beyond those specified in Section 13 or to take any action that would otherwise be in violation of Section 490.1102 of the IBCA.

14.2         Acceptance.  Jeffrey J. May hereby accepts his appointment as Representative.

14.3         Replacement.  The Person serving as the Representative may be replaced from time to time by a majority in interest of the Indemnifying Shareholders upon not less than 10 days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld.  A majority in interest of the Indemnifying Shareholders may appoint a replacement Representative upon the resignation, death or incapacity of the Representative.  No bond shall be required of the Representative, and the Representative shall receive no compensation for his services.  Notices or communications to or from the Representative shall constitute notice to or from each of the Indemnifying Shareholders.

14.4         No Liability.  The Representative shall not be liable to any Indemnifying Shareholder for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Indemnifying Shareholders shall severally and not jointly in accordance with his, her or its pro rata ownership percentage (excluding any Dissenting Shares from the calculation of such ownership percentage under this Section 14.4) indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

14.5         Notice.  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Shareholders and shall be final, binding and conclusive upon each such Indemnifying Shareholder; and each Parent Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Shareholder.  Each Parent Indemnified Party is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

14.6         Representations and Warranties.  The Representative represents and warrants to Parent and Merger Sub that: (a) this Agreement has been, and each Transaction Document required hereby to be executed and delivered by the Representative will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Company, constitutes a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles; and (b) the execution and delivery by the Representative of this Agreement and each of the other Transaction Documents to which it is a party, the compliance with the provisions hereof and thereof by the Representative and the consummation by the Representative of the transactions contemplated hereby and thereby, will not (i) violate in any material respect the Legal Requirements applicable to the Representative, or (ii) conflict with, result in a material breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which the Representative is a party or by which the Representative is bound, except as would not, when taken individually or in the aggregate with all such other events, changes or effects, materially impair the ability of the Representative to consummate the transactions contemplated hereby.

14.7         Role of Representative.  Without limiting the generality or effect of Section 14.1, any claims or disputes between or among any Parent Indemnified Party, the Representative and/or any one or more Indemnifying Shareholders relating to this Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Indemnifying Shareholder (other than any claim against or dispute with the Representative), be asserted or otherwise addressed solely by the Representative on behalf of such Indemnifying Shareholder (and not by such Shareholder acting on its own behalf).

SECTION 15.         Release.  Each Company Shareholder who accepts payment of his, her or its portion of the Closing Merger Consideration pursuant to Section 2 shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers and directors, from (a) any and all obligations or duties the Company might have to such Company Shareholder and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Company Shareholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement and the other Transaction Documents, (ii) those claims, liabilities, obligations and duties of the Company pursuant to any agreement with a Related Party that is not terminated pursuant to the terms of this Agreement, (iii) any claims relating to the Company Notes or the Employee Loans and (iv) to the extent applicable with respect to any Company Shareholder who is a director, officer or employee of the Company, (A) compensation not yet paid to Employees for the current payroll period, (B) reimbursement for expenses incurred by any such Company Shareholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (D) any remaining obligations of the Company to indemnify any officer or director.  The terms and provisions of this Section 15 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Shareholders shall constitute approval by such Company Shareholders, as specific terms of the Merger, and the irrevocable agreement of such Company Shareholders to be bound by such terms and provisions.

SECTION 16.                        Miscellaneous.

16.1                           Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier, facsimile (receipt confirmed) or by email to:

if to Parent, Merger Sub or the Surviving Corporation:

MoSys, Inc.

755 N. Mathilda Avenue

Sunnyvale, CA 94085

Facsimile No:  408-731-1892

Attention:  Chief Financial Officer

Email:  jsullivan@mosys.com

With a copy to:

Bingham McCutchen LLP

1900 University Avenue, 4th Fl.

East Palo Alto, CA  94303

Facsimile No: (650) 849-4609

Attention:  Alan B. Kalin

Email: alan.kalin@bingham.com

if to the Company:

MagnaLynx, Inc.

1606 Golden Aspen Drive, Suite 102

Ames, IA 50010

Facsimile No: 515-663-8821

Attention:  Jeffrey J. May, President and CEO

Email:  jeff.may@magnalynx.com

with a copy to:

Briggs and Morgan P.A.

80 South 8th Street

Suite 2200
Minneapolis, MN
Facsimile No: 612-977-8650
Attention:  Avron L. Gordon
Email:  agordon@briggs.com

if to the Representative:

Jeffrey J. May

1606 Golden Aspen Drive, Suite 102

Ames, IA 50010

Facsimile No: 515-663-8821

Email:  jeff.may@magnalynx.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed) or electronic transmission, as the case may be, and addressed as aforesaid.  Any notice to be given to any Indemnifying Shareholders hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Indemnifying Shareholder.

16.2                           Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed.  None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company, Parent and the Representative provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of Representative, assign any of its rights, or delegate any of its obligations under this Agreement to (a) any affiliate of Parent, (b) any successor of such party by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or stock of such Person.  Any purported assignment or delegation of rights or obligations in violation of this Section 16.2 is void and of no force or effect.

16.3                           Interpretation.  For purposes of this Agreement, the following rules of interpretation apply:

(a)                                  Descriptive Headings.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b)                                 Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded.  If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(c)                                  Currency.  Any reference in this Agreement to $ means U.S. dollars.

(d)                                 Section and Similar References.  Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e)                                  Mutual Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel.  In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

16.4                           Counterparts; Execution.  This Agreement may be executed in counterparts and the exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission (including in the form of a PDF file) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

16.5                           Severability.  In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).  If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

16.6                           Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.  The Parent Indemnified Parties not party hereto are entitled to the rights and remedies of third party beneficiaries with respect to Section 13.  Notwithstanding the foregoing, the

Representative shall be a third party beneficiary to all sections of this Agreement in which it is not specifically designated as a Party.

16.7                           Additional Definitions.  For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry into the matter, (b) “Knowledge of the Company” shall mean the Knowledge of any of Scott A. Irwin, Jeffrey J. May and Matthew S. Shafer, (c) “affiliate” and “associate” have the meanings ascribed to them under Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act and (d) “Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required or authorized to close and shall not include Saturday.

16.8                           Governing Law; Submission to Jurisdiction.  This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of California applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof) except as to matters pertaining to the Company as an Iowa corporation, and to the Company Shareholders as shareholders of an Iowa corporation, which are governed by the IBCA, and as to such matters, this Agreement shall be governed by the IBCA.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of California over any judicial Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts.  The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum.  Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement.  Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 16.1 and consents to the exercise of jurisdiction of the courts of the State of California over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

16.9                           Entire Agreement, Not Binding Until Executed.  This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein, including the Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof, with the exception of the Confidentiality Agreement, which shall remain in full force and effect.  Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

16.10                     Amendments; No Waiver.  Subject to applicable Legal Requirements, including without limitation the provisions of Section 490.1102, subd. 5 of the IBCA, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

MOSYS, INC.

By:	/s/ James Sullivan

Name:	James Sullivan
Title:	CFO

MLI MERGER CORPORATION

By:	/s/ James Sullivan

Name:	James Sullivan
Title:	CFO

MAGNALYNX, INC.

By:	/s/ Jeffrey J. May

Name:	Jeffrey J. May
Title:	CEO

REPRESENTATIVE:

/s/ Jeffrey J. May
Jeffrey J. May